Exhibit 10(e)(iii)

November 4, 2003

Mr. Robert Bertolini
9 Uptom Pine Road
Lebanon, NJ 08833

Dear Bob:

     This will confirm our offer for you to join Schering-Plough as Executive Vice President and Chief Financial Officer effective November 17, 2003 or such other date as is agreed upon by you and the Company. As such, you will be elected a Corporate Officer and a member of the EMT (Executive Management Team). You will report to Fred Hassan, Chairman and CEO. The terms we discussed are as follows:

1.	Your base salary will be $775,000 per year (less deductions), paid in semi-monthly installments. Your salary will be reviewed annually and subject to increase in accordance with our practices generally applicable to senior officers.

2.	The bonus target for your position is 70%. Unless the Chief Executive Officer determines that your performance during 2004 has been substantially inadequate, your bonus will be guaranteed at target for 2004 and will be payable in March 2005.

3.	As an incentive to join Schering-Plough, the following are provided:

a) A hire-on bonus of $100,000 (less deductions).

b) The following awards under the 2002 Stock Incentive Plan (the “Stock Plan”), effective as of the date your employment commences. You shall have all of the rights and benefits available to participants under the terms of the Stock Plan, such as fully vesting of all awards upon a change of control or upon your termination of employment due to your death or disability:

•	350,000 stock options, which vest in three approximately equal annual installments, beginning one year from the date of grant.

•	65,000 stock awards (restricted stock) which vest 3 years from date of grant.

4.	You will receive a payment of up to $200,000 grossed up for taxes to cover certain tax liabilities on phantom income (i.e., taxes on income which you will never receive as a result of your leaving your current employer). Appropriate supporting documentation will be required.

5.	You will be covered by the same form of corporate Change of Control Agreement as is applicable generally to our senior executive officers. The basic terms of this agreement are outlined on Attachment A, and the complete agreement will be provided to you upon your joining Schering-Plough.

6.	As an executive, you will be provided with the same benefits and perquisites as are generally made available to other senior executive officers. Among these are the following benefits and perquisites:

•	The executive supplement to the medical/dental insurance, which provides 100% reimbursement of reasonable and customary charges after the deductibles are satisfied. (Please note this plan is being eliminated effective 1/1/04.)

•	Executive life insurance is also provided. The life insurance coverage is $2,250,000. Again, the details of this also will be discussed with you after you are on board.

•	Four weeks vacation.

•	Financial planning reimbursement up to $8,000 in the first year to establish a plan, and up to $5,000 annually thereafter as needed. In addition, reimbursement for tax preparation up to $2,500 annually is also provided.

7.	You shall participate in the Supplemental Executive Retirement Plan (SERP). As explained, the SERP provides a retirement benefit based on a formula of 2% of final average earnings (base and bonus earnings) times years of service (up to 20 years of service; after 20 years the formula is 1% per year of service). An unreduced pension is earned at age 62, and a minimum benefit of 35% of final average earnings is provided after 10 years of service and attainment of age 60. We will provide a complete explanation of this and other executive benefits when you join the Company. As a special enhancement to the benefits provided under the Schering-Plough SERP, you shall receive the additional retirement benefits outlined on Attachment B.

8.	You will also be provided employment security in the form of a lump sum payment equal to 3 times base salary and bonus at target if you are involuntarily terminated for any reason other than for cause or you terminate your employment for good reason. This amount will be offset by any other severance payment made to you by the Company under any other severance plan or arrangement. In the event that you are eligible to receive this employment security payment, you will also vest in your restricted stock awards and your stock option grants.

9.	In addition to the awards referred to above, you will be eligible to receive additional awards under our Stock Plan. The plan provides annual stock option and stock award grants. The actual level of grants is based on an overall assessment of market competitiveness as well as individual performance, and approval by executive management.

10.	For purposes of this letter, cause shall be defined in a manner consistent with the definition of that term as applicable to our senior executives (including those who have individually negotiated agreements). Good reason will mean (i) the assignment to you of duties inconsistent with the position referenced above or any significant diminution in such duties in responsibilities, (ii) an adverse change in your title or in your reporting relationship, (iii) the relocation of your principal place of employment to a location more than 35 miles from that at which you were previously performing your services; or (iv) any reduction in your base salary or target bonus opportunity.

     Our offer of employment is also contingent upon the successful completion of [a pre-employment physical examination and] the Employment Eligibility Verification Form (I-9) and the production of documents that establish identity and employment eligibility.

     Bob, we hope that our relationship will continue for some time, but it is important to point out that Schering-Plough operates under “Employment at Will”. Subject to your rights and our obligations outlined above, this means just as you are free to leave the Company at any time for any reason, the Company retains the same right to end our employment relationship at any time for any reason. No representative of the company has the authority to make any verbal assurance to the contrary.

     Please acknowledge your acceptance of our offer by signing in the space provided below and return the letter to me.

     We are very much looking forward to your joining Schering-Plough Corporation. If you have any questions or if I can be of further assistance, please do not hesitate to contact me.

Sincerely,
/s/Fred Hassan

Fred Hassan Chairman and Chief Executive Officer

Accepted: /s/Robert Bertolini	11/04/03

Robert Bertolini	Date

Attachment A

Provisions For Change of Control
Employment Agreement

1.	The Agreement becomes effective only upon a change of control or a termination of employment in anticipation of a change of control.

2.	Upon a change of control, it becomes a 3 year employment agreement, preserving the status quo of the executive’s duties, responsibilities, compensation and benefits.

3.	Upon termination after a change of control, if

(a)	Other than for cause, death or disability, or for “good reason”, or

(b)	During a 30 day window period one year after a change of control, the executive receives:

(i)	Three (3) times base salary, EIP, and profit sharing;

(ii)	Continued welfare benefit programs for three (3) years;

(iii)	SERP and pension plan benefits in a lump sum for an additional three (3) years of service.

4.	Accelerated vesting of retiree medical coverage for executives age 45 or over. Upon a change of control, this will assure executive age 45 or over but not yet 55 or receiving the company’s then current retiree medical coverage when they attain retirement age.

5.	No actuarial reduction in pension payments for early retirement for executives age 50 and over.

6.	Gross-up for any “golden parachute” tax effect.

7.	Reimbursement for any legal fees incurred in enforcing or contesting the Agreement.

Attachment B

Enhanced Retirement Benefits Under Supplemental Executive Retirement Plan (SERP)

•	You will be granted 20 years of benefit service which will vest after 5 years of continuous service with Schering-Plough. Your total accrued benefit from the SERP at retirement (based on 20 years of service plus actual years of service) will be offset by (1) the amount of retirement benefits you are entitled to receive under Schering-Plough’s qualified defined benefit retirement plan any Schering-Plough non-qualified defined benefit retirement plans and (2) the amount of qualified and non-qualified defined benefit retirement benefits you are entitled to receive from any and all of your prior employers as of your actual retirement date. If you leave employment after completing five years of continuous service, your benefit accrued under the SERP (including your special service credit) will be payable in accordance with the SERP.

•	In the event that (i) you are involuntarily terminated other than for cause, (ii) your employment terminates due to your death or disability (as such term is applied to senior officers generally) or (iii) you terminate your employment for “good reason,” your benefit accrued under the Plan (including your special service credit) will vest immediately and become payable commencing at age 55 (or actual age if older) without reduction for early retirement, or (at your election) may be payable immediately (prior to age 55) in a lump sum, which shall be determined using the actuarial assumptions applicable to lump sum distributions contained in the SERP in effect at the time of the distribution.

•	In addition to the foregoing, in the event that you voluntarily terminate your employment with the Company at age 50 or later, you will nonetheless be entitled to receive annual retirement benefits from the Company in an amount equal to the estimated annual retirement benefits that you would have received at such age from PricewaterhouseCoopers. Such retirement benefits will commence at the later of age 50 or your actual age at your termination of employment and continue (i) until the earliest age at which you are able to commence receipt of your benefits under the SERP and at which the aggregate of your Company-sponsored qualified and non-qualified defined benefit retirement benefits (including benefits payable under the SERP and the Schering-Plough Corporation Retirement Plan) are at least equal to or greater than such retirement benefits described in the immediately preceding sentence or (ii) for the remainder of your lifetime (with a survivor benefit payable to your spouse, if she survives you), if, and to the extent that, such retirement benefits are greater than the aggregate amount payable to you under the Company-sponsored qualified and non-qualified defined benefit retirement plans.

•	Additionally, in the event of a change of control, any actuarial adjustment in respect of your accrued benefit under the SERP for early retirement prior to age 50 will be determined using the same reduction factors from age 50 as is applicable under the

SERP’s pre-age 62 reduction schedule (e.g., a reduction factor for one year for benefits payable at age 49; a reduction factor for five years for benefits payable at age 45). Consistent with your change of control agreement, you shall be entitled to receive a lump sum payment of your benefits under the SERP at any time after your termination of employment, regardless of your age at that time.

•	Alternative forms of benefits will be made actuarially equivalent and will be determined as of your actual retirement date.